Exhibit 99.1

FOR IMMEDIATE RELEASE

BIRKS AND MAYOR’S ANNOUNCE SIGNING OF DEFINITIVE MERGER AGREEMENT

Montreal, Canada and Sunrise, Florida April 19, 2005. Henry Birks & Sons Inc. and its majority-owned subsidiary Mayor’s Jewelers, Inc. (AMEX: MYR) announced today they have signed a definitive merger agreement to combine Birks and Mayor’s.

Tom Andruskevich, CEO of both Birks and Mayor’s commented: “We are delighted to have signed this agreement. This transaction will allow us to fully integrate Mayor’s and Birks into a single retailer with two strong brands, with increased scale that we believe will allow us to create greater potential for short and long-term growth and shareholder value.”

The merger agreement has been approved by the board of directors of Mayor’s, based on the unanimous recommendation of a special committee of independent directors of Mayor’s. The special committee retained independent legal and financial advisors and after lengthy negotiations determined that the merger is in the best interests of the stockholders of Mayor’s. The merger agreement has also been unanimously approved by the board of directors of Birks. “A great deal of work went into negotiating this agreement, and we are excited to be able to finally share it with the stockholders,” said Mr. Andruskevich.

As a result of the merger, each outstanding share of Mayor’s common stock not currently owned by Birks will be converted into 0.08695 Class A voting shares of Birks. Upon completion of the merger, the existing public stockholders of Mayor’s will own approximately 1.9 million Birks Class A voting shares, or 16.6% of Birks’ common stock representing 2.3% of the voting power. Upon completion of the merger, Mayor’s common stock will no longer be listed for trading on the American Stock Exchange. Birks intends to apply to list its Class A voting shares on the American Stock Exchange under the trading symbol “BMJ.” The merger is expected to be tax-free to the Mayor’s stockholders.

The exchange ratio contained in the definitive agreement was the result of extensive negotiations and represents an approximately 17% increase over the initial exchange ratio proposed by Birks.

Consummation of the merger is subject to various customary conditions, including approval by Mayor’s disinterested stockholders, a registration statement with respect to Birks securities being declared effective by the Securities and Exchange Commission and the listing of Birks Class A voting shares on the American Stock Exchange. The merger is not subject to any other material regulatory approvals. The parties anticipate that the merger will close in the third calendar quarter of 2005.

About Birks

Henry Birks & Sons Inc. is a leading North American luxury retailer, designer, maker and wholesaler of fine jewelry, time pieces, sterling silverware and gifts. Birks was founded in 1879 and has 66 luxury jewelry stores, 38 stores operating under the Birks brand across Canada, and 28 stores operating under the Mayors brand in Florida and metropolitan Atlanta, Georgia.

About Mayor’s

Mayor’s Jewelers, Inc. is a leading retailer of fine jewelry, time pieces and gifts in Florida and Georgia. Mayor’s was founded in 1910 and for the past 95 years has maintained the intimacy of a family owned boutique while growing to become internationally renowned for its fine jewelry, timepieces and giftware.

Caution Regarding Forward-Looking Statement

This release, written reports and oral statements made from time to time by Mayor’s contain forward-looking statements which can be identified by their use of words like “plans,” “expects,” “believes,” “will,” “anticipates,” “intends,” “projects,” “estimates,” “could,” “would,” “may,” “planned,” “goal,” and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including without limitation statements about benefits of the merger, efficiencies, growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements. One must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown, and the resolution of the Securities and Exchange Commission’s (the “SEC”) informal inquiry of Mayor’s that began in December 2004 in connection with Mayor’s restatement of certain reports previously filed with the SEC. No forward-looking statement is guaranteed and actual results may vary materially. Such statements are made as of the date provided, and Mayor’s assumes no obligation to update or revise any forward-looking statements to reflect future developments or circumstances.

Additional Information and Where to Find It

In connection with the proposed merger, Birks and Mayor’s will file a Registration Statement on Form F-4, a joint proxy statement/prospectus and other related documents with the SEC. Stockholders of Birks and Mayor’s are advised to read these documents when they become available because they will contain important information. Stockholders of the companies may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov. These and such other documents may also be obtained for free from Birks at 1240 Square Phillips, Montreal, Quebec, Canada, H3B 3H4, Tel: (514) 397-2511 and from Mayor’s at 14051 N.W. 14th Street, Suite 200, Sunrise, Florida 33323, Tel: (954) 846-8000 or on its website, www.mayors.com.

Birks and Mayor’s and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Mayor’s stockholders in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the joint proxy statement/prospectus described above. Additional information regarding Mayor’s directors and executive officers is also included its proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on or about June 28, 2004 and is available free of charge at the SEC’s website at www.sec.gov or by contacting Mayor’s at the address or telephone number set forth above.

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